January 2, 2019

Mr. Frank G. Heard
Chief Executive Officer
Gibraltar Industries, Inc.
3556 Lake Shore Road
Buffalo, New York 14219

RE:	Amended and Restated Employment Agreement, Dated January 1, 2015 between Gibraltar Industries, Inc. and Frank G. Heard (the “Agreement”)

Dear Frank:

This letter is intended to confirm our discussions concerning the change in your position as President and Chief Executive Officer of Gibraltar Industries, Inc. (the “Company”) as well as certain related changes to the Agreement, all in connection with the decision by the Company’s Board of Directors to hire William T. Bosway as President and Chief Executive Officer of the Company effective January 2, 2019.

Effective upon the hiring of Mr. Bosway, you have agreed that you will resign from your position as the Company’s President and Chief Executive Officer and be appointed and continue employment as Vice Chair of the Company’s Board of Directors.

The Company will continue to employ you as Vice Chair through March 3, 2020, on which date, you will retire from employment with the Company (the “Retirement Date”). During the period beginning on the date you resign from your position as President and Chief Executive Officer and continuing through your Retirement Date (such period being hereinafter the “Transition Period”), you will continue to participate in the Company’s employee benefit plans and programs, and the Company will continue to pay you your annual Base Salary (as defined in the Agreement) at the same rate as your current Base Salary. You shall be entitled to participate in the Company’s annual cash incentive compensation program (MICP) at a target level of performance equal to 110% of Base Salary and the 2018 Management Stock Purchase Plan (with the same matching percentage which you are currently entitled to under such plan), with amounts earned in 2020 prorated for your length of employment. In addition, during the Transition Period, you will continue to be eligible to participate in the Company’s equity based long term incentive plan (LTIP) except as provided in the following paragraph, you will be entitled to the same equity based incentive compensation as a percentage of your current Base Salary (with the same percentage allocation between performance units and restricted units with a time based vesting) as you are currently provided. For the avoidance of doubt, effective upon your Retirement Date, all of your then-outstanding equity based incentive compensation awards will become fully vested and non-forfeitable.

With respect to your employment during the period January 1, 2020 through March 3 2020, you will not be entitled to receive any equity based incentive compensation awards. Instead, no later than sixty (60) days following your Retirement Date, the Company will pay you, in one lump sum payment, less any applicable withholding taxes, an amount equal to: your annual salary on the Retirement Date multiplied by 62.5%, to reflect that you will only be employed for a portion of 2020..

During the Transition Period, your primary duties will be to assist Mr. Bosway in transitioning in to the position of President and Chief Executive Officer of the Company. In addition, during the Transition Period, you will perform such additional duties which are executive in nature and which may be assigned to you by the Company’s Board of Directors.

Subject to the provisions of the following sentence, except for the changes to the terms and conditions of your employment described above, all other terms and conditions of your employment as contained in the Agreement will remain in full force and effect through your March 3, 2020 Retirement Date. By signing this letter, you agree that the changes to the terms and conditions of your employment described in this letter will not be deemed to constitute an event which, under the terms of the Agreement, provides you the right to terminate your employment in what is deemed to be a “Good Reason Termination”. In addition, if and to the extent that the terms and conditions of this letter are inconsistent with the terms of the Agreement, the terms of this letter will be deemed to apply. Please sign and date this letter below as an indication of your agreement to the terms of this letter and the modification of the Agreement as described herein.

On behalf of the Company’s Board of Directors, I would like to extend our sincere thanks and appreciation for your leadership of the Company as President and CEO and we all look forward to continuing to work with you during the transition in your capacity as Vice Chairman.

Very truly yours,

By: /s/ William P. Montague____
William P. Montague
Chairman of the Board of Directors

Agreed to and accepted
this 2nd day of January, 2019

By: /s/ Frank G. Heard______________
Frank G. Heard